CUSIP No. 917296204	13G	Page 1 of 1

EXHIBIT 1 TO SCHEDULE 13G

FEBRUARY 14, 2017

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the entities named below hereby agrees to the joint filing of this statement on Schedule 13G (including any and all amendments hereto). In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G. A copy of this Agreement shall be attached as an exhibit to the Statement on Schedule 13G filed on behalf of each of the parties hereto, to which this Agreement relates.

This Agreement may be executed in multiple counterparts, each of which shall constitute an original, one and the same instrument.

B Asset Manager, LP

By	/s/ Mark Feuer
Name:	Mark Feuer
Title:	Sole Member of B Asset Manager GP LLC, the General Partner of B Asset Manager, LP

Senior Health Insurance Company of Pennsylvania

By	/s/ John Robison
Name:	John Robison
Title:	Chief Investment Officer